TRIPARTY AGREEMENT
                                       FOR
                          DELIVERY OF PERFORMANCE BOND
                            AND ACCEPTANCE OF VESSEL

         This Agreement entered into as of this 1st day of August, 1997 by and among NAVIGATOR HOLDINGS PLC, ("Navigator" as the "Owner"), CHINA SHIPBUILDING TRADING COMPANY LIMITED ("CSTC") and JIANGNAN SHIPYARD (collectively with CSTC as the "Builder") and TRACTEBEL GAS ENGINEERING GMBH ("Tractebel" as the Main Supplier)

         This Agreement is being delivered in connection with five (5) Amended and Restated Shipbuilding Contracts dated the 26th day of June, 1997 by and between Navigator and Builder (collectively, "Shipbuilding Contract") as to the construction of five (5) 22,000 Cubic Meters Liquefied Ethylene Gas Carriers bearing Hull Nos. 2245, 2246, 2247, 2248 and 2249 (each a "Vessel").

                            W I T N E S S E T H

         NOW THEREFORE, in consideration of the respective representations, warranties, covenants, agreement and conditions contained herein, and after good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1.       FINANCIAL GUARANTEES.

                  (a) The Builder hereby agrees to deliver to Navigator an Irrevocable Performance Bond which shall guarantee the performances of the Builder under the Shipbuilding Contract, provided, however the maximum amount to be drawn under such Performance Bond shall not exceed US$32,474,600 and shall be substantially in the form attached as Exhibit A to this Agreement which shall become Exhibit B to the Shipbuilding Contract. The Performance Bond ("Builder Performance Bond") shall be issued by Export-Import Bank of China, and the cost of issuance of such Builder Performance Bond shall be borne equally by the Builder and Navigator, by an adjustment of the Contract Price as to each Vessel.

                  (b) Tractebel as the Main Supplier agrees to deliver to Navigator an Irrevocable Performance Bond issued by an Generale de Banque S.A., which shall guarantee the performance of the Builder under the Shipbuilding Contract, provided, however, the maximum amount to be drawn under such Performance Bond shall not exceed US$16,237,300; provided further, however, Navigator (or its assignee) shall only be permitted to demand payments under such Performance Bond after the amounts paid under the Builder Performance Bond equal to US$32,474,600. The Performance Bond (the "Tractebel Performance Bond") shall be substantially in the form of Exhibit B to this Agreement which shall become Exhibit C to the Shipbuilding Contract (as amended to reflect the obligation of US$16,237,300 and the requirement that a payment in full under the Builder Performance Bond has been made). Prior to delivery of the Tractebel Performance Bond, the Builder shall deliver to Tractebel the Payment Guarantees as set forth in paragraph (c) below. The cost of issuance of the Tractebel Performance Bond shall be borne equally by Tractebel and Navigator.

                  (c) The Builder agrees to deliver to Tractebel Payment Guarantees covering 95% of the cost of equipment and services to be provided by Tractebel under the Supply Contract dated February 3, 1997 between the Builder and Tractebel for supply of the gas plant to be incorporated into the Vessel. The Payment Guarantee shall be issued by a financial institution acceptable to Tractebel substantially in the form of Appendix V and Appendix VI set forth in the Supply Contract. The execution and delivery of the Tractebel Payment Guarantees by the parties thereto and the payment of the initial installments due under the Supply Contract by Builder to Tractebel shall be a pre-condition to Tractebel's obligation to deliver the Tractebel Performance Bond.

                  2. (a) Article III(1)(a)(iii) of the Shipbuilding Contracts has been modified and provides that: "If delivery of the VESSEL is delayed for any reason beyond the Original Delay Period, the Builder may elect to further postpone the delivery of the Vessel beyond the Original Delay Period until March 31, 2001 provided SELLER pays liquidated damages monthly in advance to the BUYER at the rate of US$18,000 per day from the end of the Original Delay Period to a date which is 6 months thereafter (the "First Penalty Date"), and US$20,000 per day from the First Penalty Date to the date which is 6 months thereafter (the "Second Penalty Date"), and US$22,000 per day from the Second Penalty Date until March 31, 2001. If the SELLER fails to make any liquidated damages payment, BUYER, in its sole discretion, may either (i) reject the VESSEL or (ii) waive its right to receive the payment of liquidated damages and further reduce the Contract Price for the VESSEL by an amount equal to the liquidated damages which would have been payable. Notwithstanding any other provision contained in this Contract to the contrary, this Contract shall be deemed rescinded on April 1, 2001 and the Buyer shall be entitled to receive the amounts set forth in Article II, Section 7(a) above.

                  "Any waiver by the BUYER of its right to receive liquidated damages monthly in advance is not a waiver of the BUYER's right to (a) demand payment of such liquidated damages at a later date, (b) demand monthly advances as to Liquidated Damages for any subsequent months of delay or (c) reject the VESSEL at such later date if liquidated damages are not paid upon demand. The liquidated damages calculated pursuant to this paragraph are in addition to the reduction in the fifth installment of the Contract Price as calculated pursuant to (ii) above for the Original Delay Period (as such terms are defined in the Shipbuilding Contracts)."

                  (b) It is agreed between the Builder and Tractebel that the liquidated damages to be paid to the Buyer (if any) under Article III, Section 1(a)(iii) of the Shipbuilding Contract shall be shared between the Builder and Tractebel in the proportion of 2/3 for the Builder and 1/3 for Tractebel except if the delays causing the liquidated damages are due to force majeure taking place either in China or in Germany or due to the willful acts of either the Builder or Tractebel. In case damages resulted from delays caused by force majeure taking place in Germany or through willful acts by Tractebel, Tractebel will bear the entire cost of damages. In case the damages result from delays caused by force majeure in China or through willful acts by the Builder, the Builder will bear the entire cost of damages. If the Tractebel Performance Bond is called in part or in full, Tractebel shall have the right to obtain from the Builder reimbursement of the amount paid under the Tractebel Performance Bond that it is excess of Tractebel's liabilities to the Builder under the contracts between the Builder and Tractebel and the sharing of liability between the parties shall be in the proportions set forth above. If the Builder Performance Bond is called in part or in full, the Builder shall have the right to obtain from Tractebel reimbursement of the amount paid under the Builder Performance Bond to the extent such amount is payable under Tractebel liabilities to the Builder under the contracts between the Builder and Tractebel and the sharing of liability between the parties shall be in the proportions set forth above.

                  (c) The Refund Guarantee, Builder Performance Bond and Tractebel Performance Bond shall expire on May 1, 2001. The Builder hereby commits itself not to undertake any new building orders from other shipowner which would interfere with the delivery schedule of the five (5) Vessels.

                  (d) The Builder hereby agrees to instruct the United States Trust Company of New York as Collateral Agent (the "Collateral Agent") under the Collateral Agency and Intercreditor Agreement to pay a portion of the initial installment due under the Shipbuilding Contracts for Vessels bearing Hull Nos. 2245 and 2246 directly to Tractebel in an amount equal to US$697,500 for Hull No. 2245 and US$697,500 for Hull No. 2246; which in each case represents 5.0% of the contract price payable under the purchase contracts between the Builder and Tractebel for the respective Vessels. The aforementioned payment shall be made by the Collateral Agent on the Issue Date as defined in the Collateral Agency and Intercreditor Agreement.

         3. LAW APPLICABLE The parties hereto agree that the validity, enforcement and interpretation of this Triparty Agreement and of each Article and part hereof be governed by and interpreted in accordance with the Laws of England.

         4. AMENDMENTS No representative of either party shall have authority to make, and neither party shall be bound by, nor liable for, any statement, representation, promise or agreement not set forth herein. No changes, amendments or modifications shall be valid unless reduced to writing and signed by the parties hereto. In addition the parties hereto further agree that no changes, amendments or modifications shall be made to the Shipbuilding Contracts unless such agreement is reduced to writing, signed by the Builder and the Owner (or its assigns), and consented to by Tractebel.

         5. COUNTERPARTS This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

The Owner                               The Builder
NAVIGATOR HOLDINGS PLC                  CHINA SHIPBUILDING TRADING
                                        COMPANY, LIMITED


By:   /s/ Richard Kaplow                By:    /s/ Shen Yiping
  ---------------------------              -------------------------------
Name:    Richard Kaplow                 Name:    Shen Yiping
     ------------------------                -----------------------------
Title:   Director                       Title:   Vice President
      -----------------------                 ----------------------------



                                        JIANGNAN SHIPYARD

                                        By:  /s/ Gong Jingen
                                           -------------------------------
                                        Name: Gong Jingen
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------



                                        The Main Supplier
                                        TRACTEBEL GAS ENGINEERING
                                        GMBH

                                        By:   /s/ Vladimir Puklavec
                                           -------------------------------
                                        Name:    Vladimir Puklavec
                                           -------------------------------
                                        Title:   CEO
                                           -------------------------------


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